EXHIBIT 99.2
     The following questions and answers contain information that will be available to investors and others in connection with the proposed acquisition of Terayon Communication Systems, Inc. by Motorola, Inc.:
Questions and Answers
Q: Why is this acquisition important to Terayon?
•	This transaction will provide value to Terayon shareholders in the form of cash payments upon the closing of the transaction.

•	For customers, suppliers and employees, this transaction offers the opportunity to work with an industry-leading video company, committed to developing integrated, end-to-end next generation digital video entertainment solutions.

•	As part of Motorola, Terayon will join a global leader in digital video solutions, strengthening its ability to integrate into more video platforms and expand its product roadmap plans.

•	Motorola will enhance Terayon’s ability to reach a broader global customer base.
Q: What do you anticipate customer reaction to be with regard to the acquisition?
•	We expect customers will be excited about the merger as it creates a stronger, more fully integrated digital video platform that can grow to meet the needs of a rapidly evolving customer base.

•	We expect current customers will realize benefits as the brand recognition and broader reach and scale of Motorola will expand the combined companies’ product offerings and accelerate time to market.

•	This transaction will allow Motorola to deliver expanded video service offerings including digital ad insertion, motion and graphical overlays, channel branding and channel line-up solutions.
Q: How will Motorola fund this transaction?
•	Funds will be provided from Motorola’s cash on hand at closing.
Q: Who advised the companies?
•	Goldman Sachs was Terayon’s financial advisor.

Q: Did Terayon get a fairness opinion?
•	Goldman Sachs provided a fairness opinion to Terayon.
Q: Why Motorola?
•	We believe that the transaction with Motorola offered the greatest value to Terayon’s shareholders.

•	Motorola and Terayon share a similar cable and telecom customer base in the telecom and cable markets.

•	For customers, suppliers and employees, we believe this transaction offers the opportunity to work with an industry-leading video company, committed to developing integrated, end-to-end next generation digital video entertainment solutions.

•	As part of Motorola, Terayon will join a global leader in digital video solutions, strengthening its ability to integrate into more video platforms and expand its product roadmap plans.

•	Motorola will enhance Terayon’s ability to reach a broader global customer base.

•	By combining Terayon’s localization digital video applications with Motorola, a global leader in digital video solutions for the cable and telecom industry, operators around the world will have access to an integrated, end-to-end headend solution for broadcast, on demand content, Digital Program Insertion and switched digital video deployments.
Q: Why sell the company now?
•	This transaction will enable us to deliver real value to our stockholders in the form of a cash payment upon the closing of the transaction. For customers, suppliers and employees, this transaction offers the opportunity to work with an industry-leading video company, committed to developing integrated, end-to-end next generation digital video entertainment solutions.
Q: What happens now for Terayon employees?
•	We proceed with business as usual. While we have entered into a merger agreement with Motorola, the transaction must be approved by regulatory bodies and Terayon’s stockholders, and we will remain an independent company until those approvals have been received and other conditions for completing the transaction are satisfied. This is the typical process for most acquisitions. While that is happening, it’s important for each of us to continue to do our jobs, remaining focused on our deliverables and objectives.

Q: What division of Motorola are we joining?
•	We’ll become a part of the Connected Home Solutions Business Unit.
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MOTOROLA and the Stylized M Logo are registered in the US Patent and Trademark Office. Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other product or service names are the property of their respective owners.